Exhibit 99.1

Kaspien Holdings Inc. Reports Fiscal Second Quarter 2021 Results

Strong Response to Overall Industry Headwinds Supported by Diversified, Flexible Supply Chain

Consistent Financial Performance Supported by 50 Basis Point Increase in Overall GMV, 33% Increase in Subscription GMV, and 16% Increase in Subscription Monthly Recurring Revenue

72% Year-Over-Year Growth on Non-Amazon Marketplaces Driven by Success on the Target Marketplace and Other Emerging Channels

SPOKANE, Wash. – September 14, 2021 – Kaspien Holdings Inc. (NASDAQ: KSPN) (“Kaspien” or the “Company”), a leading e-commerce marketplace growth platform, today reported financial results for the fiscal second quarter ended July 31, 2021.

Recent Operational Highlights
●
Fiscal second quarter 2021 gross merchandise value (“GMV”) increased 50 basis points to $59.0 million, compared to $58.7 million in the comparable year-ago period. Subscription GMV increased 33% to $24.9 million (42.1% of total GMV), compared to $18.7 million (31.9% of total GMV) in the comparable year-ago period.

●
Leveraged diversified, flexible supply chain structure to effectively mitigate global supply challenges and inflationary price increases. Among other strategic responses, Kaspien successfully implemented a more robust direct-to-consumer fulfillment model, utilizing regional warehousing locations to minimize gaps in lead times across the supply chain.

●
Released Sponsored Brands Video Campaign Management on Kaspien’s Amazon advertising software, AdManager. Sponsored Brands Video enables users to automate optimizations, adjust all keywords at once via a centralized keywords table, and highlight a given product’s unique selling proposition better than any other ad type on Amazon.

●
AdManager was selected as the winner of the "Marketing Automation Innovation Award" in the fourth annual MarTech Breakthrough Awards program. As Kaspien's Amazon advertising software, AdManager fine tunes a brand's Amazon pay-per-click (PPC) marketing machine to drive unprecedented results, growing sales while cutting costs to maximize profitability.

●
Joined the Russell Microcap® Index. In place for one year, inclusion in the Russell Microcap® Index means automatic inclusion in the appropriate growth and value style indexes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.

Management Commentary
“In the fiscal second quarter we responded capably to a challenging macroeconomic environment experiencing global supply chain challenges and inflationary price increases, which is a testament to the resiliency of our operating model as well as the flexible, diversified supply chain structure we proactively built and have leveraged during this time," said Kaspien CEO Kunal Chopra. “In recent months we’ve successfully mobilized our teams to establish a more robust direct-to-consumer fulfillment model by utilizing our regional warehousing locations to minimize gaps in lead times across the supply chain; this response also provided a better experience for our brand partners who had been previously reliant on Amazon FBA. Despite these constraints, we were able to drive a 50-basis point increase in overall GMV, 33% increase in subscription GMV, and a 16% increase in subscription monthly recurring revenue during the period.

“Our non-Amazon marketplaces are also continuing to perform well, registering 72% growth as a group, largely driven by success on our new and growing Target+ Program. We also made significant platform upgrades as part of our ongoing commitment to being a one-stop-shop for all things brand management. This quarter, we implemented reporting capabilities in our Platform Dashboard, improved Product Targeting Management, added Sponsored Brand Video Management to our AdManager software, and developed a new Partner Central Rapid Prototype, all improvements that position us well for continued partner success in the future. Looking ahead, while we expect these industry-wide challenges to persist, we will be investing in the coming months to meet the expected growth in demand during the upcoming holiday season. Our focus over the long term will be to continue growing overall GMV as the leading indicator of the success of our business while also shifting our mix to more profitable subscriptions and expanding into other marketplaces.”

Fiscal Second Quarter 2021 Financial Results
Results compare 2021 fiscal second quarter ended July 31, 2021 to 2020 fiscal second quarter ended August 1, 2020 unless otherwise indicated.

●
Net revenue decreased 18% to $34.9 million from $42.3 million in the comparable year-ago period. The decrease in net revenue was primarily attributable to ongoing supply challenges in the Company’s Fulfillment by Amazon (“FBA”) US segment, which were offset by continued growth in the Company’s other marketplaces.

●
Gross profit decreased 17% to $8.8 million or 25.3% of net revenue from $10.7 million or 25.3% of net revenue in the comparable year-ago period. The decrease in gross profit was primarily attributable to a reduction in net revenue on the Amazon US platform. Gross margin year-over-year remained flat despite a decline in merchandise margin rate as a result of the leveraging of fulfillment fees and warehousing and freight expenses. The table below summarizes the year-over-year comparison of gross margin:

	Thirteen Weeks Ended
(amounts in thousands)	July 31, 2021	August 1, 2020

Merchandise margin	$15,936	$19,447
% of net revenue	45.7%	46.0%

Fulfillment fees	(5,394)	(6,867)
Warehousing and freight	(1,708)	(1,894)
Gross profit	$8,835	$10,685

% of net revenue	25.3%	25.3%

●
Selling, General & Administrative (“SG&A”) expenses decreased 9% to $10.2 million or29.3% of net revenue from $11.2 million or 26.4% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a $1.2 million decrease in selling expenses related to the decline in net revenue.

●
Loss from operations was $1.4 million, compared to a loss from operations of $493,000 in the comparable year-ago period. The increase in operating loss was the result of the decline in net revenue, partially offset by a decrease in cost of sale and SG&A expenses.

●
Net income was $82,000, or $0.03 per diluted share, compared to a net loss of $899,000, or $0.49 per diluted share, in the comparable year-ago period. The improvement to net income was driven by a reduction in SG&A expenses as well as $1.9 million benefit resulting from the Company’s Paycheck Protection Program (“PPP”) loan being forgiven during the period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $754,000, compared to adjusted EBITDA of $23,000 in the comparable year-ago period.

●	As of July 31, 2021, the Company had $2.6 million in cash, compared to $1.8 million as of January 30, 2021 and $3.3 million as of August 1, 2020.

●	Cash used in operations was $2.5 million, compared to $1.6 million in the comparable year-ago period.

●	Inventory at quarter end was $25.0 million, compared to $20.6 million as of August 1, 2020.

●	As of July 31, 2021, the Company had no borrowings under its credit facility and had $10.1 million available for borrowing.

Fiscal First Half 2021 Financial Results
Results compare six months ended July 31, 2021 to six months ended August 1, 2020 unless otherwise indicated.

●
Net revenue increased 2% to $75.5 million from $73.9 million in the comparable year-ago period. This increase in net revenue was driven by improved performance from non-Amazon marketplaces and the subscriptions segment, which was offset by ongoing supply challenges in the Company’s FBA US segment.

●
Gross profit was $18.6 million or 24.7% of net revenue, compared to $18.6 million or 25.2% of net revenue over the comparable year-ago period. The decrease in gross margin was a result of increased warehousing and freight costs, driven by an increase in sales and global supply chain challenges. The table below summarizes the year-over-year comparison of gross margin:

	Twenty-Six Weeks Ended
(amounts in thousands)	July 31, 2021	August 1, 2020

Merchandise margin	$34,656	$33,901
% of net revenue	45.9%	45.9%

Fulfillment fees	(11,843)	(11,865)
Warehousing and freight	(4,182)	(3,434)
Gross profit	$18,631	$18,602

% of net revenue	24.7%	25.2%

●
SG&A expenses decreased 14% to $20.9 million or 27.6% of net revenue from $24.3 million or 32.9% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a $3.5 million decline in G&A expenses.

●
Loss from operations totaled $2.2 million, an improvement from $5.7 million in the comparable year-ago period. The improvement in operating results was the result of higher net revenue and reduction in SG&A expenses.

●
Net loss was $1.3 million, compared to a loss of $6.3 million in the comparable year-ago period. The improvement to net loss was driven by a reduction in SG&A expenses as well as $1.9 million benefit resulting from the Company’s PPP loan being forgiven.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $1.0 million, compared to a loss of $4.7 million in the comparable year-ago period.

●	Cash used in operations was $4.9 million, compared to $8.1 million in the comparable year-ago period.

Key Performance Indicators (KPIs)
Unless otherwise specified, KPI data has been recorded as of fiscal quarter end (July 31, 2021).

●
Fiscal second quarter 2021 GMV increased 50 basis points to $59.0 million, compared to $58.7 million in the comparable year-ago period. Subscription GMV increased 33% to $24.9 million (42.1% of total GMV), compared to $18.7 million (31.9% of total GMV) in the comparable year-ago period.

●
Fiscal second quarter 2021 GMV per active partner increased 3% to $75,000 from $72,000 in the second quarter of fiscal 2020. The Company expects this metric to steadily grow over time as active partners derive more value from the Kaspien platform, leading to greater partner sales and increased engagement across more product lines.

●
Total active partner count for period ended July 31, 2021 was approximately 792, including 655 retail partners and 136 subscription (Agency and SaaS) partners. In support of the Company’s focus on maximizing GMV per active partner, Kaspien regularly reviews and updates partner counts to optimize its use of resources on higher-value, active partners. The Company’s subscriptions partner base as of July 31, 2021 increased 27% compared to the comparable year-ago period.

●
Subscription lifetime value to customer acquisition cost (“LTV:CAC”) ratio as of July 31, 2021 was 3.3x with an average payback period of 8.0 months. The sequential change was largely attributable to investments in customer acquisition, which should translate to growth in subsequent quarters. As subscription partners continue to mature and adopt more features of the Kaspien platform, the Company expects these metrics to improve over time.

●
Retail lifetime value to customer acquisition cost as of July 31, 2021 was 9.5x with an average payback period of 6.1 months. The increase in retail is due to the more mature business seeing longer partnership tenures given the longer operating history.

●	During the fiscal second quarter, subscription monthly recurring revenue (“MRR”) increased approximately 16% to $138,000 compared to $109,000 at the end of the comparable year-ago period.

●	Retail segment gross revenue per partner for the fiscal second quarter decreased 8% to $52,000 from $57,000 in the comparable year-ago period.

Conference Call
Kaspien will hold a conference call today, Tuesday, September 14, 2021 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Company management will host the call, followed by a question-and-answer period.

U.S. dial-in number: 844-602-0380
International number: 862-298-0970

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website.

A replay of the conference call will be available after 7:30 p.m. Eastern time through September 28, 2021.

Toll-free replay number: 877-481-4010

International replay number: 919-882-2331
Replay ID: 42618

Kaspien plans to file its annual Form 10-Q by September 14, 2021 in accordance with the SEC filing deadlines.

About Kaspien
Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (NASDAQ: KSPN) is a leading e-commerce marketplace growth platform, offering an expanding suite of software and services to help brands grow on Amazon, Walmart, Target, eBay, and other online marketplaces. Founded in 1972 as a brick-and-mortar retailer and rebranded as Kaspien in 2020, the Company has spent the last decade building and utilizing proprietary technologies for brand protection, marketing optimization, and fulfillment efficiency to generate rapid revenue growth for its partners. Through innovative strategies and best-in-class technologies, Kaspien has earned the trust of many leading brands, including 3M, Strider Bikes, and ZippyPaws. For more information, visit kaspien.com.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) Other (income) loss; (iii) interest expense; and (iv) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(amounts in thousands)	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020

Net loss	$82	$(899)	$(1,335)	$(6,306)
Income tax expense (benefit)	46	-	46	-
Other (income) loss	(1,963)	-	(1,963)	-
Interest expense	461	406	1,015	634
Loss from operations	(1,375)	(493)	(2,237)	(5,672)
Depreciation expense	621	516	1,224	1,007
Adjusted EBITDA	$(754)	$23	$(1,013)	$(4,665)

About Key Performance Indicators

Gross Merchandise Value (“GMV”) is the total value of merchandise sold over a given time period through a customer-to-customer exchange site. For Kaspien, it is the measurement of merchandise value sold across all channels and partners within the Kaspien platform.

Lifetime Value (“LTV”) is the average value of a Kaspien partner over the term of their engagement on the Kaspien platform.

Customer Acquisition Cost (“CAC”) is the all-in cost related to acquiring a new customer (partner) into the Kaspien platform. This refers to the resources and costs incurred to acquire new customers including all wages and benefits associated to business development and marketing efforts driving new business, the portion of inbound marketing expenses related to new business, and all software related expenses for our business development and marketing infrastructure.

Average payback period is a time-based calculation using the average monthly revenue recognition for a Kaspien partner to cover the associated costs to acquire that customer.

Monthly Recurring Revenue (“MRR”) is the measurement of Kaspien’s subscriptions revenue stream on a monthly basis calculated at a given moment in time. Revenues that are recurring in nature provide additional predictability into future financial results.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; the Company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document or elsewhere might not occur.

Company Contact
Ed Sapienza
Chief Financial Officer
509-202-4261
esapienza@kaspien.com

Investor Relations Contact
Gateway Investor Relations
Matt Glover and Tom Colton
949-574-3860
KSPN@gatewayir.com

-Financial Tables to Follow-

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	July 31, 2021	% to Net Revenue	August 1, 2020	% to Net Revenue	July 31, 2021	% to Net Revenue	August 1, 2020	% to Net Revenue

Net revenue	$34,890		$42,296		$75,507		$73,885

Cost of sales	26,055	74.7%	31,611	74.7%	56,876	75.3%	55,283	74.8%
Gross profit	8,835	25.3%	10,685	25.3%	18,631	24.7%	18,602	25.2%
Selling, general and administrative expenses	10,210	29.3%	11,178	26.4%	20,868	27.6%	24,274	32.9%
Loss from operations	(1,375)	-3.9%	(493)	-1.2%	(2,237)	-3.0%	(5,672)	-7.7%
Interest expense	461	1.3%	406	1.0%	1,015	1.3%	634	0.9%
Other (income) expense	(1,963)	-5.6%	-	0.0%	(1,963)	-2.6%	-	0.0%
Income (loss) before income tax expense	128	0.4%	(899)	-2.1%	(1,289)	-1.7%	(6,306)	-8.5%
Income tax expense	46	0.1%	-	0.0%	46	0.1%	-	0.0%
Net income (loss)	$82	0.2%	$(899)	-2.1%	$(1,335)	-1.8%	$(6,306)	-8.5%

BASIC AND DILUTED INCOME PER SHARE:
Basic income (loss) per common share	$0.03		$(0.49)		$(0.56)		$(3.46)

Weighted average number of common shares outstanding – basic	2,491		1,825		2,404		1,823

Diluted income (loss) per common share	$0.03		$(0.49)		$(0.56)		$(3.46)

Weighted average number of common shares outstanding – diluted	2,538		1,825		2,404		1,823

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	July 31, 2021	January 30, 2021	August 1, 2020
ASSETS	Unaudited		Unaudited
CURRENT ASSETS
Cash and cash equivalents	$2,570	$1,809	$3,337
Restricted cash	1,184	1,184	950
Accounts receivable	2,805	2,718	2,239
Merchandise inventory	25,024	24,515	20,576
Prepaid expenses and other current assets	1,056	564	1,085
Total current assets	32,639	30,790	28,187

Restricted cash	2,992	3,562	4,362
Fixed assets, net	2,302	2,268	2,285
Operating lease right-of-use assets	2,447	2,742	3,030
Intangible assets, net	218	732	1,246
Cash Surrender Value	4,277	3,856	3,411
Other assets	1,157	1,342	2,036
TOTAL ASSETS	$46,031	$45,292	$44,557

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$7,599	$8,894	$9,857
Short-term borrowings	-	6,339	2,151
Accrued expenses and other current liabilities	1,941	2,512	3,812
Current portion of operating lease liabilites	622	596	571
Current portion of PPP Loan	-	1,687	1,017
Total current liabilities	10,162	20,028	17,408

Operating lease liabilities	1,942	2,258	2,564
PPP Loan	-	330	1,001
Long-term debt	5,526	5,000	4,401
Other long-term liabilities	15,721	16,187	19,613
TOTAL LIABILITIES	33,351	43,803	44,987

SHAREHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-	-
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,902,985, 3,336,576 and 3,219,334 shares issued, respectively)	39	33	32
Additional paid-in capital	359,016	346,495	346,457
Treasury stock at cost (1,410,417, 1,410,378 and 1,408,043 shares, respectively)	(230,170)	(230,169)	(230,169)
Accumulated other comprehensive loss	(2,007)	(2,007)	(1,473)
Accumulated deficit	(114,198)	(112,863)	(115,277)
TOTAL SHAREHOLDERS' EQUITY	12,680	1,489	(430)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$46,031	$45,292	$44,557